TSI Incorporated
500 Cardigan Road
P.O. Box 64394
St. Paul, MN   55164-0394

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July 2, 1999

Dear Fellow Stockholder:

I am writing to you on behalf of your Board of Directors because your support at our July 22, 1999 Annual Stockholders' Meeting is very important. You may have already received correspondence from John J. Fauth or the JJF Group, Inc. regarding what is becoming a costly and distracting proxy contest. Fauth's agenda is to force the sale of TSI and take it private. Fauth continues to seek a hostile takeover even after your Board of Directors, by unanimous vote, concluded that his proposal was inadequate.

Do not be misled! Fauth would have you believe that your Board has ignored him and refused to even consider his proposed purchase of TSI. The fact is that after serious consideration, we have determined that Fauth's proposed purchase price does not adequately reflect TSI's fair value or prospects based on the Company's history, strengths, growth plans and a preliminary analysis provided by an outside investment banking firm. We communicated this to Fauth in a letter dated June 18, 1999. Be assured that your Board will continue exploring opportunities for enhancing stockholder value.

Why Should You Reject Fauth's Efforts?

Fauth's agenda is to purchase your Company at a low price so that he alone can benefit from the strategic plan that TSI's current management team has put in place and begun to execute. He is trying to take advantage of a company that is undervalued in the equity market, claiming TSI stock has under-performed market indices. This is misleading at best. A long-term comparison of TSI's stock price performance with the Russell 2000 Index as of June 30, 1999 illustrates the strong performance of your Company:

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                             Russell 2000 Index          TSI Incorporated
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        Past 5 Years               91%                        185%
        Past 10 Years             173%                        410%
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TSI's stock  performance  has also  exceeded  the S&P 500 Index over the past 10 years. The long-term prospects of TSI remain strong.

Of course, as significant owners of TSI stock, your Board is disappointed with the recent trading price, strengthening our resolve to enhance the strategic and operational value of your Company.

o We are confident that TSI's strategic plan will fuel even greater growth in the future. This momentum should attract a broader investment following that will enhance stockholder value.

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o    The fact that we have been able to grow the business  historically  without incurring debt should not be viewed as a weakness, but rather demonstrates the expertise of your current management team. We have used TSI stock to aid in making acquisitions in the past and foresee doing so in the future. Our solid balance sheet, along with the ability to issue stock, affords us the flexibility to swiftly seize strategic acquisition opportunities as they arise.

o There are many companies with our market capitalization that have proven to be rewarding investments. Despite Fauth's assertions, there is a portion of the investment community that is attracted to small capitalization stocks and thinks that they are excellent vehicles for long-term investors.

o We find offensive and self-serving Fauth's assertion that, "It's [TSI] too small to be public, it doesn't need the access to capital that being public entails and it's spending a lot of money to be public in terms of filing and shareholder relations materials that could be better spent." We reject the notion that because we keep our shareholders aware of TSI's corporate developments, we are "wasting" resources. This needless and expensive proxy contest brought about by Fauth's assault on your Company is a much greater "waste" of funds.

The Red Chip Review, a Portland, Oregon, research firm that specializes in small capitalization stocks says, "Rarely do we find a company as fundamentally strong as TSI." (April 27, 1999)

Why Are Industry Analysts NOT Embracing Fauth's Proposal?

After due consideration, TSI's Board of Directors rejected Fauth's proposal as inadequate. Several financial analysts concurred:

o Jeff Tryka from The Red Chip Review states, "Historically, it [TSI] is a 20 percent growth company in terms of earnings." (June 1999) Then after Fauth's proposal the Review stated, "we reaffirm our earlier comments that the cash offer [made by Fauth] of $12.50 per share is too low." (June 24,
     1999)

o Clint Morrison, a stock analyst with the Minneapolis-based brokerage firm John J. Kinnard, recently reiterated his "BUY" rating on TSI, due to an "Improved Outlook." "The balance sheet continues to be strong, the company has consistently generated free cash flow and has paid a dividend for 23 years. It operates in a market that offers plenty of acquisition opportunities and consolidation opportunities of which the company continues to take advantage." (June 16, 1999) This same analyst stated, "If he can't get it [TSI] cheap, he doesn't want it," in reference to Fauth's proposal. (June 14, 1999)

What are Fauth's True Intentions?

Now, as a next step in his attempt to take control of TSI, Fauth is trying to remove -- via a proxy contest -- three current, well qualified and dedicated members of your Board of Directors (including the Chairman and Chief Executive Officer) and replace them with his own hand-picked nominees. If Fauth succeeds in electing himself and his two colleagues to your Board, clear conflicts of interest are inevitable, and that can only be detrimental to TSI's interests. Since it benefits Fauth to acquire TSI by paying the lowest possible price for your shares, he and his board nominees have no incentive to create long-lasting value for the other public shareholders. If Fauth fails to elect a board that would be favorably disposed to his proposal, he may sell and make a quick profit on his recent purchases at roughly $9.00 per share by putting TSI "in play." This could force TSI to be sold without regard for the long-term best interests of TSI and our shareholders.

Furthermore, Fauth offers only vague generalizations about his plans for TSI, while the track record of another company that he acquired, DICKEY-john Corporation, includes at least two rounds of recent layoffs, as referenced in The State Journal-Register of Illinois.

What Can Fauth Bring to TSI?

As a private investor, Fauth cannot bring operational synergies to TSI. His actions are solely a financial ploy to gain control of the Company. Fauth has borrowed much of the money to buy the TSI stock he currently holds. He would have to borrow additional significant sums of money to acquire TSI. Typically this results in the target company being burdened with onerous debt and interest charges. Such debt would limit the amount of money we invest in developing new products for a cleaner and safer environment and for a more efficient workplace. This debt and the absence of a publicly traded stock would also limit our ability to grow by acquisition.

Why Does Fauth Want to Change TSI's Articles and Bylaws?

Fauth also is attempting through this proxy contest to change TSI's bylaws and Articles of Incorporation to make it easier for him or another party to acquire TSI at less than its fair value. We believe that his proposals, if adopted, would impede our ability to maximize stockholder value because they reduce your Board's opportunity to evaluate hostile takeover proposals, study alternatives and determine what is in stockholders' best interests.

Furthermore, if TSI's anti-takeover provisions are eliminated, including those provided by Minnesota law, Fauth would be able to take control of TSI through a combination of stock purchases and proxy contests without the approval of a majority of the stockholders or your Board of Directors.

What is TSI's Track Record?

Your management team has strategically positioned the Company to reap rewards in the industries we serve, while at the same time compiling a strong track record, as exemplified by:

o    Annual profits for 36 years running

o    Revenue increases for 27 consecutive years

o    19% compound earnings growth over the last five years

o    Recent acquisition of a complementary company with $23 million in sales

o    Significant commitment to internal growth through research and development

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 The Members of Your Current Management Team All Share A Common Interest -
            To See TSI's Stock Price Fully Valued In The Marketplace
                    And To Continue Building A Solid Company
                      With Growth In Revenues And Earnings.
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


When you look at the issues, the choice is clear. Support your current Board by signing, dating and mailing the WHITE PROXY CARD in the enclosed postage-paid envelope and discard Fauth's green proxy card. Time is running short. It is very important that you vote today, regardless of the number of shares you own.

Thank you for your continued trust and support.

On behalf of your Board of Directors,

/s/ James E. Doubles

James E. Doubles
Chairman, President and
Chief Executive Officer


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                                    IMPORTANT

           Regardless of the number of shares of TSI Incorporated you own, your vote is important. Please vote FOR management's
              nominees by signing, dating and mailing the enclosed
                                WHITE PROXY CARD.

              Do not vote the opposition green proxy card, even to
                  oppose their nominees. If you have done so by
                    mistake already, you may change your vote
                   by signing and returning the enclosed WHITE
                  PROXY CARD. Only your latest dated, properly
                            executed card will count.

          If you own your shares in the name of a brokerage firm, your shares will not be voted unless you give your broker specific instructions. So please sign, date and return the enclosed
             WHITE PROXY CARD in the postage-paid envelope provided.

 If you need assistance in voting your shares, please call our proxy solicitor:

                     Corporate Investor Communications, Inc.
                            Toll free: (877) 460-9337

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                MAKE THE RIGHT CHOICE - VOTE THE WHITE PROXY CARD